EXHIBIT 10(v)

Summary of Compensation Arrangements for
Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

Following is a description of the compensation arrangements that have been approved by the Compensation & Benefits Committee of the Board of Directors of Johnson & Johnson (the “Compensation Committee”) on February 9, 2009 for the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2008 (the “Named Executive Officers”).

Annual Base Salary:

The Compensation Committee has approved the following base salaries, effective February 23, 2009, for the Named Executive Officers:

William C. Weldon	$1,802,500
Chairman/CEO
Dominic J. Caruso	$727,600
Vice President, Finance; CFO
Christine A. Poon	—*
Vice Chairman, Worldwide Chairman, Pharmaceuticals Group
Russell C. Deyo	$835,600
Vice President, General Counsel
Colleen Goggins	$800,100
Worldwide Chairman, Consumer Group

*	Will retire in March 2009

While the Compensation Committee had recommended a merit increase in Mr. Weldon’s base salary for 2009 based on his strong performance in 2008, Mr. Weldon recommended to the Compensation Committee that his salary for 2009 stay the same as it was for 2008, in recognition of the current global economic environment. The Compensation Committee accepted and approved Mr. Weldon’s recommendation.

Performance Bonus:

The Compensation Committee has approved the following bonus performance payments for performance in 2008 (paid in the form of 85% cash and 15% Company Common Stock as determined by the Compensation Committee):

Mr. Weldon	$3,700,000
Mr. Caruso	$900,000
Ms. Poon	$1,500,000
Mr. Deyo	$1,000,000
Ms. Goggins	$1,050,000

Stock Option and Restricted Share Unit Grants:

The Compensation Committee has approved the following stock option and Restricted Share Unit (“RSU”) grants under the Company’s 2005 Long-Term Incentive Plan (the “LTI Plan”). The stock options were granted at an exercise price of $58.33, at the “fair market value” (calculated as the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange) on February 9, 2009. The options will become exercisable on February 10, 2012 and expire on February 8, 2019. The RSUs will vest on February 9, 2012, upon which, the holder, if still employed by the Company on such date, will receive one share of the Company’s Common Stock for each RSU.

Mr. Weldon	627,464 stock options	52,289	RSUs
Mr. Caruso	110,578 stock options	9,215	RSUs
Mr. Deyo	138,865 stock options	11,572	RSUs
Ms. Goggins	144,008 stock options	12,001	RSUs

Non-Equity Incentive Plan Awards:

The Compensation Committee has approved the following non-equity incentive plan awards in recognition of performance during 2008 under the Company’s Certificate of Long-Term Compensation (“CLC”) program (formerly known as the Certificate of Extra Compensation program). Awards are not paid out until retirement or other termination of employment. As of the end of fiscal year 2008, the CLC value per unit was $32.47. The CLC unit value will vary over time based on the performance of the Company. Awards of CLC units are not granted to every executive officer for every year.

Mr. Weldon	125,000	CLC units
Mr. Caruso	40,000	CLC units
Mr. Deyo	22,000	CLC units
Ms. Goggins	70,000	CLC units

Equity Compensation for Non-Employee Directors

Each Non-Employee Director receives non-retainer equity compensation in the first quarter of each year under the LTI Plan in the form of shares of restricted Common Stock having a fair market value of $100,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,714 shares of restricted Common Stock under the LTI Plan on February 9, 2009 for service on the Board in 2008. The restricted shares will become freely transferable on February 9, 2012.